Exhibit 23.1

勤業眾信

勤業眾信聯合會計師事務所

11073台北市信義區松仁路100號20樓

Deloitte & Touche

20F, Taipei Nan Shan Plaza

No. 100, Songren Rd.,

Xinyi Dist., Taipei 11073, Taiwan

Tel:+886 (2) 2725-9988

Fax:+886 (2) 4051-6888

www.deloitte.com.tw

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form F-3 No. 333-252575 of our report dated April 16, 2020 relating to the consolidated financial statements of ASLAN Pharmaceuticals Limited and its subsidiaries (the “Company”), appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Deloitte & Touche

Taipei, Taiwan

Republic of China

February 9, 2021